                                                                               .
                                                                               .
                                                                               .

                                                      Exhibit 11

                       STERLING BANCORP AND SUBSIDIARIES
                 Statement Re: Computation of Per Share Earnings

                                        Three Months Ended
                                             March 31,
                                  -----------------------------
                                       2003            2002
                                  -------------   -------------
Net income                        $   5,846,423   $   5,266,301
Less: preferred dividends                31,793          28,376
                                  -------------   -------------
Net income available for common
  shareholders and adjusted for
  diluted computation             $   5,814,630   $   5,237,925
                                  =============   =============

Weighted average common
  shares outstanding                 11,856,325      12,077,821
Add dilutive effect of:
    Stock options                       500,472         548,710
    Convertible preferred stock         231,800         234,415
                                  -------------   -------------
Adjusted for assumed diluted
  computaion                         12,588,597      12,860,946
                                  =============   =============

Basic earnings per share          $        0.49   $        0.43
                                  =============   =============
Diluted earnings per share        $        0.46   $        0.41
                                  =============   =============

                                       32